CONSENT OF COUNSEL

AIM Stock Funds

        We hereby consent to the use of our name and to the reference to our firm under the caption “Other Service Providers – Legal Counsel” in the Statement of Additional Information for the retail and institutional classes of AIM Dynamics Fund, AIM Small Company Growth Fund and AIM S&P 500 Index Fund, as applicable, and the Statement of Additional Information for the retail and institutional classes of AIM Mid Cap Stock Fund which are included in Post-Effective Amendment No. 76 to the Registration Statement under the Securities Act of 1933, as amended (No. 2-26125), and Amendment No. 50 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-1474), on Form N-1A of AIM Stock Funds.

/s/ Ballard Spahr Andrews & Ingersoll, LLP

Ballard Spahr Andrews & Ingersoll, LLP

Philadelphia, Pennsylvania

November 12, 2004